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               [LEBOEUF, LAMB, GREENE & MACRAE, L.L.P. LETTERHEAD]


                              125 West 55th Street
                             New York, NY 10019-5389
                                 (212) 424-8000

                            Facsimile: (212) 424-8500


                                                               December 17, 2003


Scottish Re Group Limited
Crown House, Third Floor
4 Par-la-Ville Road
Hamilton  HM 08
Bermuda


     Re: Scottish Re Group Limited 5,000,000 Hybrid Capital Units

Ladies and Gentlemen:

     We have acted as special counsel for Scottish Re Group Limited, a Cayman Islands exempted company (the "Company"), in connection with the sale to the Underwriters (as defined below) by the Company of an aggregate of 5,000,000 of its Hybrid Capital Units (the "Firm Units"), pursuant to the terms of the Underwriting Agreement, dated December 11, 2003 (the "Underwriting Agreement"), between the Company and Bear Stearns & Co. Inc., UBS Warburg Securities LLC and J.P. Morgan Securities Inc., which also provides for an option to the underwriters listed in Schedule I to the Underwriting Agreement (the "Underwriters") to purchase up to an additional 750,000 Hybrid Capital Units (the "Optional Units" and, together with the Firm Units, the "Units"). Each Unit will initially consist of a unit comprised of: (a) a share purchase contract (the "Purchase Contract") under which (i) the holder will purchase from the Company no later than February 15, 2007, for $25, a number of ordinary shares, par value $0.01 per share (the "Ordinary Shares"), equal to the Settlement Rate set forth in the Purchase Contract Agreement (as hereinafter defined) and (ii) the Company will pay to the holder contract adjustment payments; and (b) a share of the Company's convertible preferred shares, liquidation preference $25 per share (the "Preferred Shares"), convertible after May 21, 2007 (or earlier in certain circumstances) into Ordinary Shares at an initial conversion rate of
1.0607 Ordinary Shares per $25 principal amount of Preferred Shares, subject to adjustment. In accordance with the terms of a purchase contract agreement (the "Purchase Contract Agreement") to be entered into by the Company and JPMorgan Chase Bank, as purchase contract agent (the "Purchase Contract Agent") and collateral agent (the "Collateral Agent"), the holders of the Units will

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Scottish Re Group Limited
December 17, 2003
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pledge the Preferred Shares to the Collateral Agent, pursuant to a pledge agreement (the "Pledge Agreement") to be entered into among the Company, the Purchase Contract Agent, the Collateral Agent and JPMorgan Chase Bank, as custodial agent (the "Custodial Agent") and securities intermediary (the "Securities Intermediary"), to secure the holders' obligations to purchase Ordinary Shares under the Purchase Contracts.

     In connection therewith, we have examined (a) the registration statement on Form S-3 (File No. 333-104545), including the prospectus, filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), as it became effective under the Securities Act (such registration statement, excluding the documents incorporated therein by reference, being hereinafter referred to as the "Registration Statement"), (c) the prospectus supplement of the Company dated December 11, 2003 relating to the Units, as filed in final form with the Commission on December 12, 2003, pursuant to Rule 424(b) under the Securities Act (such prospectus supplement, together with the prospectus included in the Registration Statement, excluding the documents incorporated therein by reference, being hereinafter referred to as the "Final Prospectus"), (d) an executed copy of the Underwriting Agreement and (e) the agreements and instruments filed as exhibits to the Registration Statement or incorporated therein by reference. In addition, we have examined the originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records, and we have reviewed such questions of law, as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

     In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. In addition, we have assumed, without inquiry, that the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters. As to any facts material to our opinions, we have, when relevant facts were not independently established by us, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representatives of the Company and public officials.

     Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions set forth below, we are of the opinion that:

     1. The Purchase Contract Agreement and the Pledge Agreement have been duly executed and delivered by the Company to the extent the laws of the State of New York apply and (assuming due execution and delivery by the Purchase Contract Agent and the Collateral Agent and, in the case of the Pledge Agreement, by the Custodial Agent and the Securities Intermediary) constitute valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other


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Scottish Re Group Limited
December 17, 2003
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          similar laws affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such principles are considered in a proceeding in equity or at law) and to an implied covenant of good faith and fair dealing; provided, however, upon the occurrence of a Termination Event (as defined in the Purchase Contract Agreement, the Bankruptcy Code (11 U.S.C.ss.ss.101-1330, as amended) should not substantively limit the provisions of Sections
          3.15 and 5.06 of the Purchase Contract Agreement and Section 2.03 of the Pledge Agreement that require termination of the Purchase Contracts and release of the Collateral Agent's security interest in, as the case may be, (x) the Pledged Preferred Shares in the case of the Corporate Units (as defined in the Pledge Agreement) or (y) the Pledged Treasury Consideration (as defined in the Pledge Agreement), in the case of Treasury Units (as defined in the Purchase Contract Agreement); and provided further, that no opinion is expressed as to whether a court exercising bankruptcy jurisdiction might issue a temporary restraining order or provide other interim relief that would delay the exercise of such termination right for a period of time pending final adjudication of any challenge to the exercise of such right during a bankruptcy case involving the Company.

     2. The Units have been duly executed and delivered by the Company to the extent the laws of the State of New York apply.

     The opinions rendered herein are limited to the laws of the State of New York and the Federal law of the United States.

     We express no opinion in this letter as to the legality, validity, binding effect or enforceability of any provision of, or incorporated in, the Purchase Contract Agreement, Pledge Agreement, or Remarketing Agreement (collectively, the "Transaction Documents"): (i) that is determined to be a penalty or a forfeiture, including by reason of a party being required or allowed to pay, deliver, receive or recover (or not to pay, deliver, receive or recover) any amount or item; (ii) that may require a party to pay any consequential, special, incidental, indirect, contingent or exemplary damages or amounts; (iii) that relates to any waiver of rights or obligations; (iv) that relates to the conclusiveness or binding effect of any calculation or determination made by any person; (v) that purports to bind any affiliate of a party; (vi) that relates to an oral agreement or waiver, or written but unsigned agreement or waiver, by a party not satisfying applicable statutes of fraud; (vii) that requires any amendment or waiver to be in writing, to the extent that an oral agreement or waiver, or an implied agreement or waiver, by trade practice or course of conduct has been created that modifies any such provision; (viii) that relates to the subject matter jurisdiction of the United States federal courts located in the Borough of Manhattan in the City of New York to adjudicate any controversy relating to any of the Transaction Documents; (ix) that relates to the creation, legality, validity, binding effect,


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Scottish Re Group Limited
December 17, 2003
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attachment, perfection, enforceability or priority of any lien, charge, security interest, pledge, transfer or encumbrance created or purported to be created or that deals with accepting collateral in satisfaction of any obligation or indebtedness; (x) that relates to any tax, duty, impost, levy, cost, fee, commission or charge in connection with the execution, delivery, performance, filing or recording of any of the Transaction Documents or any document or instrument pursuant or relating thereto or in connection therewith; (xi) that purports to create rights of set-off in favor of any party or that provides for set-off to be made otherwise than in accordance with applicable laws; or (xii) that relates to any indemnification to the extent limited by public policy or relevant securities laws.

     We express no opinion to the application of the securities or blue sky laws of the several states to the sale of the Units. Without limiting the generality of the foregoing, except as set forth herein, we express no opinion in connection with the matters contemplated by the Registration Statement or Final Prospectus, and on opinion may be implied or inferred, except as expressly set forth herein.

     We hereby consent to the filing with the Commission of this opinion as an exhibit to the Registration Statement and to the use of our name in the Final Prospectus under the caption "Tax Considerations--Taxation of Scottish Re and its Subsidiaries--United States." In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.



                                   Very truly yours,

                                   /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.

                                   LeBoeuf, Lamb, Greene & MacRae, L.L.P.